PO Box 9005
Quakertown, PA 18951-9005
215.538.5600
800.491.9070
QNBBank.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS

EARNINGS FOR FOURTH QUARTER 2025

QUAKERTOWN, PA (January 27, 2026) QNB Corp. (the “Company” or “QNB”) (OTCQX: QNBC), the parent company of QNB Bank (the “Bank”), reported net income for the fourth quarter of 2025 of $3,981,000 or $1.06 per share on a diluted basis. This compares to net income of $3,051,000, or $0.83 per share on a diluted basis, for the same period in 2024. For the twelve months ended December 31, 2025, QNB reported net income of $14,090,000, or $3.78 per share on a diluted basis. This compares to net income of $11,448,000, or $3.12 per share on a diluted basis, reported for the same period in 2024. For the three- and twelve-month periods of 2025, net income included merger-related cost of $619,000 and $1,138,000, respectively. The merger-related costs are significant one-time costs and are not normal recurring operating expenses. Adjusted diluted earnings per share excluding the impact of the merger-related cost for the three- and twelve-month periods of 2025 was $1.22 and $4.08, respectively*.

On September 23, 2025, QNB Corp. and The Victory Bancorp, Inc. ("Victory") announced they have entered into a definitive agreement under which QNB will acquire Victory in an all-stock transaction, creating a bank holding company with nearly $2.4 billion in assets. Upon the completion of the merger, the pro-forma post-merger shareholder ownership split would be approximately 77.2% for QNB and 22.8% for Victory. The transaction is expected to close in the second quarter of 2026, subject to satisfaction of customary closing conditions, including regulatory approvals and approval from both QNB and Victory shareholders.

For the fourth quarter ended December 31, 2025, the annualized rate of return on average assets and average shareholders’ equity was 0.83% and 12.52%, respectively, compared with 0.66% and 11.62%, respectively, for the fourth quarter 2024. Return on average assets, excluding the impact of the merger-related cost, for the three- and twelve-month periods of 2025 was 0.95% and 0.80%, respectively*. Return on average equity (ROE), excluding the impact of the merger-related cost, for the three- and twelve-month periods of 2025 was 14.38% and 13.24%, respectively*.

* QNB uses non-GAAP financial information in its analysis of performance. These non-GAAP ratios and calculations provide a better understanding of ongoing operations and comparability with prior period results by showing the effects of significant gains and charges in the periods presented. QNB believes that investors may use these non-GAAP measures to analyze QNB’s financial performance without the impact of unusual items or events that may obscure trends. This non-GAAP data is not a substitute for GAAP results and should be considered in addition to results prepared in accordance with GAAP. Non-GAAP financial measures include risks as companies might calculate these measures differently and persons might disagree as to the appropriateness of items included in these measures. Please see attached table "Impact of Merger-Related Costs--GAAP to Non-GAAP Measure Reconciliation."

The operating performance of the Bank, a wholly-owned subsidiary of QNB Corp., improved for the quarter ended December 31, 2025, in comparison with the same period in 2024, due primarily to improvement in the interest margin causing a $3,110,000 increase in net interest income and a $227,000 increase in non-interest income; this was partly offset by an increase in non-interest expense of $1,048,000. The change in contribution from QNB Corp. for the quarter ended December 31, 2025, compared with the same period in 2024, is primarily due to a decrease in net interest income of $43,000, related to the subordinated debt issuance in 2024, an increase in non-interest expense of $577,000, primarily due to merger-related expenses.

The following table presents disaggregated net income (loss):

	Three months ended,			Twelve months ended,
	12/31/2025	12/31/2024	Variance	12/31/2025	12/31/2024	Variance
QNB Bank	$5,385,000	$3,771,000	$1,614,000	$18,193,000	$12,237,000	$5,956,000
QNB Corp	(1,404,000)	(720,000)	(684,000)	(4,103,000)	(789,000)	(3,314,000)
Consolidated net income	$3,981,000	$3,051,000	$930,000	$14,090,000	$11,448,000	$2,642,000

Total assets as of December 31, 2025 were $1,906,005,000 compared with $1,870,894,000 at December 31, 2024. Loans receivable increased $46,026,000, or 3.8%, to $1,262,074,000. Total deposits increased $13,970,000, or 0.9%, to $1,642,511,000. Long-term borrowing declined $30,000,000, while short-term borrowing increased $26,757,000.

"We are proud to report another quarter of improved operating performance, highlighted by record net interest income, strong margin expansion, and continued loan growth. These results demonstrate the resilience of our customers and the dedication of our team. The upcoming merger with Victory Bancorp, which is pending regulatory and shareholder approval, represents a pivotal step forward, enabling us to deepen our community impact and create greater opportunities for our shareholders and customers alike." said Dave Freeman, President and Chief Executive Officer.

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended December 31, 2025 totaled $14,042,000, an increase of $3,067,000, from the same period in 2024. Net interest margin was 2.95% for the fourth quarter of 2025 and 2.38% for the same period in 2024. Net interest margin was 2.72% for the twelve months ended December 31, 2025, compared with 2.43% for the same period in 2024.

The yield on earning assets was 4.98% for the fourth quarter of 2025, compared with 4.78% in the fourth quarter of 2024; an increase of 20 basis points. For the twelve-month period ended December 31, 2025, the yield on earning assets was 4.90%, compared with 4.73% for the same period in 2024; an increase of 17 basis points.

The cost of interest-bearing liabilities was 2.48% for the fourth quarter ended December 31, 2025, compared with 2.91% for the same period in 2024, a decrease of 43 basis points. For the twelve-month period ended December 31, 2025, the cost of interest-bearing liabilities was 2.64% compared with 2.80% for the same period in 2024, a decrease of 16 basis points.

Proceeds from the growth in average deposits and the issuance of subordinated debt over the past year were invested in loans and higher-yielding securities. Loan growth was primarily in commercial real estate, which comprised 46.1% of average earning assets in the twelve months of 2025 compared with 45.3% for the same period in 2024, and the increases in both rates and volume in commercial real estate loans majorly contributed to the 29 basis-point increase in the yield on loans. The increase in the available-for-sale investments portfolio was primarily in corporate debt securities. The six-basis point increase in rate on investments was primarily due to the 66-basis point increase in the yield on corporate debt securities. The average rate paid on interest-bearing deposits decreased 31 basis points.

Asset Quality, Provision for Credit Losses on Loans and Allowance for Credit Losses

QNB recorded a $44,000 reversal in the provision for credit losses on loans in the fourth quarter of 2025 compared to a reversal of $242,000 in provision in the fourth quarter of 2024. QNB recorded a provision of $460,000 in the provision for credit losses on loans for the twelve-month ended December 31, 2025 compared to a reversal of $49,000 in provision for the same period of 2024. QNB's allowance for credit losses on loans of $9,215,000 represents 0.73% of loans receivable at December 31, 2025, compared to $8,744,000, or 0.72% of loans receivable at December 31, 2024. The one-basis point increase in the allowance for credit losses on loans was primarily due to reserves for collateral dependent loans partly offset by an improvement in the economic outlook. Net loan recoveries were $4,000 for the quarter ended December 31, 2025, compared with charge-offs of $1,000 for the same period in 2024. Net loan recoveries were $11,000 for the twelve months ended December 31, 2025, compared with charge-offs of $59,000 for the same period in 2024. Annualized net loan recoveries for the twelve months ended December 31, 2025 were 0.00% compared to annualized net charge-offs of 0.01% for the same period in 2024, of average loans receivable, respectively.

Total non-performing loans, which represent loans on non-accrual status and loans past due 90 days or more and still accruing interest, were $8,793,000, or 0.70% of loans receivable at December 31, 2025, compared with $1,975,000, or 0.16% of loans receivable at December 31, 2024. The increase was primarily due to one commercial customer relationship. In cases where there is a collateral shortfall on non-accrual loans, specific reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. At December 31, 2025, $7,763,000, or approximately 88% of the loans classified as non-accrual, are current or past due less than 30 days. Commercial loans classified as substandard or doubtful loans totaled $39,516,000 at December 31, 2025, compared with $34,301,000 at December 31, 2024; these were comprised primarily of commercial real estate loans.

Non-Interest Income

Total non-interest income was $1,874,000 for the fourth quarter of 2025 compared with $1,645,000 for the same period in 2024. There were no realized and unrealized gain/loss on securities for the quarter ended December 31, 2025 compared to a net gain of $70,000 in the same period in 2024. Excluding the net realized and unrealized gains on securities, non-interest income increased $299,000, or 19.0%.

Fees for service to customers increased $79,000 for the quarter ended December 31, 2025, as overdraft fees increased $67,000 and other deposit-related fees increased $12,000. ATM and debit card income increased $127,000 due to volume. Retail brokerage and advisory income increased $53,000 to $171,000 for the same period. Other non-interest income increased $30,000 for the same period due to an increase in letter of credit fees of $15,000 and an increase in credit card income of $10,000.

For the twelve months ended December 31, 2025, non-interest income was $6,957,000 an increase of $44,000 compared to the same period in 2024. QNB completed the exchange offer to convert the Bank's Visa B-1 shares to B-2 and C shares in the second quarter of 2024 and then sold the Visa Class C shares in the fourth quarter of 2024 and realized a gain of $1,498,000. QNB sold its other equity securities and realized a gain of $517,000 during the twelve months ended December 31, 2024. QNB sold available-for-sale securities during 2024 for a net loss of $1,096,000. Excluding the net realized and unrealized gains on securities, non-interest income increased $748,000, or 12.0%. Net gain on sale of loans increased $34,000 when comparing the twelve months ended December 31, 2025 with the same period in 2024. Increases in non-interest income for the twelve months ended December 31, 2025 compared to the same period in 2024 comprise: fees for services to customers, ATM and debit card fees and retail brokerage and advisory, which increased $216,000, $251,000 and $172,000, respectively. Other non-interest income increased $96,000 due primarily to increases in letter of credit fees, title insurance company income and credit card income.

Non-Interest Expense

Total non-interest expense was $10,694,000 for the fourth quarter of 2025 compared with $9,081,000 for the same period in 2024. Excluding merger-related costs of $619,000, noninterest expense increased $966,000 or 10.9% for the fourth quarter of 2025, compared to the same period in 2024. Salaries and benefits expense increased $651,000, or 12.8%, to $5,730,000 when comparing the two quarters. Salary expense and related payroll taxes increased $500,000, or 11.3%, to $4,930,000 during the fourth quarter of 2025 compared to the same period in 2024, primarily due to bonus accruals and pay increases. Benefits expense increased $151,000, or 23.3%, when comparing the two periods primarily due to increase in medical costs due to timing as year-to-date costs are down $53,000.

Net occupancy and furniture and equipment expense decreased $4,000, decreases in depreciation expense were partly offset by increases in software maintenance costs. Other non-interest expense increased $347,000, or 14.8%, when comparing fourth quarter of 2025 with the same period in 2024 due to an increase in third-party services of $137,000 related to information technology services and consultant expense, an increase in FDIC insurance expense of $119,000 and an increase in bank shares tax of $54,000.

For the twelve months ended December 31, 2025, non-interest expense was $39,807,000, an increase of $4,323,000, or 12.2%, compared to the same period in 2024. Excluding merger-related costs, noninterest expense increased $3,185,000 or 9.0% for the twelve months ended December 31, 2025, compared to the same period in 2024.

Income Taxes

Provision for income taxes increased $546,000 to $1,289,000 in the fourth quarter of 2025 due to higher taxable income, compared with the same period in 2024. The effective tax rate for the quarter ended December 31, 2025 was 24.5% compared with 19.6% for the same period in 2024. The effective tax rate for the twelve months ended December 31, 2025 was 21.4% compared with 20.3% for the same period in 2024. The increase in the tax rates in 2025 were due to non-taxable merger-related costs.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates twelve branches in Bucks, Lehigh and Montgomery Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at QNBBank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Jeffrey Lehocky
	President & Chief Executive Officer	Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5716
	dfreeman@QNBbank.com	jlehocky@QNBbank.com

QNB Corp.
Consolidated Selected Financial Data (unaudited)
(Dollars in thousands)
Balance Sheet (Period End)	12/31/25	9/30/25	6/30/25	3/31/25	12/31/24
Assets	$1,906,005	$1,903,244	$1,884,828	$1,896,189	$1,870,894
Cash and cash equivalents	50,297	66,331	66,471	81,557	50,713
Investment securities
Debt securities, AFS	542,830	538,318	544,262	547,138	546,559
Equity securities	—	—	—	—	—
Loans held-for-sale	246	—	1,166	248	664
Loans receivable	1,262,074	1,246,529	1,218,539	1,212,162	1,216,048
Allowance for credit losses on loans	(9,215)	(9,255)	(9,169)	(9,298)	(8,744)
Net loans	1,252,859	1,237,274	1,209,370	1,202,864	1,207,304
Deposits	1,642,511	1,681,540	1,651,667	1,664,555	1,628,541
Demand, non-interest bearing	189,957	189,492	201,460	203,666	183,499
Interest-bearing demand, money market and savings	1,076,757	1,104,761	1,060,688	1,083,011	1,063,584
Time	375,797	387,287	389,519	377,878	381,458
Short-term borrowings	80,601	48,703	67,464	43,299	53,844
Long-term debt	—	—	—	30,000	30,000
Subordinated debt	39,268	39,218	39,168	39,118	39,068
Shareholders' equity	129,563	121,487	113,269	108,223	103,349

Asset Quality Data (Period End)
Non-accrual loans	$8,793	$8,947	$8,947	$8,651	$1,975
Loans past due 90 days or more and still accruing	—	—	—	—	—
Non-performing loans	8,793	8,947	8,947	8,651	1,975
Other real estate owned and repossessed assets	—	—	—	—	—
Non-performing assets	$8,793	$8,947	$8,947	$8,651	$1,975

Allowance for credit losses on loans	$9,215	$9,255	$9,169	$9,298	$8,744

Non-performing loans / Loans excluding held-for-sale	0.70%	0.72%	0.73%	0.71%	0.16%
Non-performing assets / Assets	0.46%	0.47%	0.47%	0.46%	0.11%
Allowance for credit losses on loans / Loans excluding held-for-sale	0.73%	0.74%	0.75%	0.77%	0.72%

QNB Corp.
Consolidated Selected Financial Data (unaudited)
(Dollars in thousands, except per share data)	Three months ended,					Twelve months ended,
For the period:	12/31/25	9/30/25	6/30/25	3/31/25	12/31/24	12/31/25	12/31/24
Interest income	$23,812	$23,518	$23,110	$22,198	$22,209	$92,638	$84,068
Interest expense	9,770	10,520	10,458	10,661	11,234	41,409	41,206
Net interest income	14,042	12,998	12,652	11,537	10,975	51,229	42,862
(Reversal of) provision for credit losses	(48)	93	(146)	550	(255)	449	(68)
Net interest income after provision for credit losses	14,090	12,905	12,798	10,987	11,230	50,780	42,930
Non-interest income:
Fees for services to customers	533	521	485	447	454	1,986	1,770
ATM and debit card	835	776	724	656	708	2,991	2,740
Retail brokerage and advisory income	171	196	140	141	118	648	476
Net realized gain (loss) on investment securities	—	—	—	—	1,414	—	919
Unrealized (loss) gain on equity securities	—	—	—	—	(1,344)	—	(215)
Net (loss) gain on sale of loans	—	41	4	18	(3)	63	29
Other	335	313	299	322	298	1,269	1,194
Total non-interest income	1,874	1,847	1,652	1,584	1,645	6,957	6,913
Non-interest expense:
Salaries and employee benefits	5,730	5,248	5,251	5,032	5,079	21,261	19,741
Net occupancy and furniture and equipment	1,649	1,688	1,681	1,736	1,653	6,754	6,180
Merger-related expense	619	519	—	—	—	1,138	—
Other	2,696	2,727	2,630	2,601	2,349	10,654	9,563
Total non-interest expense	10,694	10,182	9,562	9,369	9,081	39,807	35,484
Income before income taxes	5,270	4,570	4,888	3,202	3,794	17,930	14,359
Provision for income taxes	1,289	922	1,005	624	743	3,840	2,911
Net income	$3,981	$3,648	$3,883	$2,578	$3,051	$14,090	$11,448
Share and Per Share Data:
Net income - basic	$1.07	$0.98	$1.05	$0.70	$0.83	$3.79	$3.12
Net income - diluted	$1.06	$0.98	$1.04	$0.69	$0.83	$3.78	$3.12
Book value	$34.65	$32.59	$30.46	$29.17	$27.96	$34.65	$27.96
Cash dividends	$0.38	$0.38	$0.38	$0.38	$0.37	$1.52	$1.48
Average common shares outstanding -basic	3,730,591	3,721,501	3,710,878	3,699,854	3,688,078	3,715,806	3,672,251
Average common shares outstanding -diluted	3,745,230	3,735,993	3,724,808	3,713,141	3,695,518	3,729,246	3,673,697
Selected Ratios:
Return on average asset(1)	0.83%	0.76%	0.83%	0.56%	0.66%	0.74%	0.65%
Return on average shareholders' equity(1)	12.52%	12.49%	14.25%	9.73%	11.62%	12.28%	11.78%
Net interest margin (tax equivalent)	2.95%	2.72%	2.69%	2.51%	2.38%	2.72%	2.43%
Efficiency ratio (tax equivalent)	66.79%	68.09%	66.39%	70.65%	71.16%	67.89%	70.50%
Average shareholders' equity to total average assets	6.64%	6.09%	5.79%	5.74%	5.65%	6.07%	5.49%
Net loan (recoveries) charge-offs	$(4)	$12	$(16)	$(3)	$1	$(11)	$59
Net loan (recoveries) charge-offs-annualized / Average loans excluding held-for-sale	0.00%	0.00%	-0.01%	0.00%	0.00%	0.00%	0.01%
Balance Sheet (Average)
Assets(1)	$1,901,870	$1,904,529	$1,887,138	$1,872,950	$1,848,524	$1,891,737	$1,770,563
Investment securities	604,727	612,204	621,128	614,329	552,323	616,084	578,626
Loans receivable	1,249,481	1,224,490	1,216,011	1,193,949	1,158,731	1,225,178	1,150,489
Deposits	1,671,921	1,678,118	1,647,990	1,635,629	1,600,925	1,657,968	1,569,494
Shareholders' equity(1)	126,202	115,907	109,299	107,503	104,433	114,782	97,217

(1) In 2025, the Company changed its calculation of average assets and average equity to include the impact of accumulated other comprehensive income (loss), net of tax, to align its calculation with its peer group. Prior period information has been restated for this new calculation; specifically impacting the non-GAAP performance ratios for return on average assets and return on average equity.

QNB Corp. (Consolidated)
Average Balances, Rate, and Interest Income and Expense Summary (Tax-Equivalent Basis)

	Three Months Ended
	12/31/2025			December 31, 2024
	Average	Average		Average	Average
	Balance	Rate	Interest	Balance	Rate	Interest
Assets
Investment securities:
U.S. Treasury	$21,210	3.95%	$211	$20,207	4.86%	$247
U.S. Government agencies	75,967	1.18	224	75,958	1.18	224
State and municipal	104,783	2.57	672	105,522	2.89	763
Mortgage-backed and CMOs	334,199	2.23	1,864	364,229	2.55	2,318
Corporate debt securities and mutual funds	68,568	6.37	1,092	47,774	5.78	691
Equities	—	—	—	639	4.30	7
Total investment securities	604,727	2.69	4,063	614,329	2.77	4,250
Loans:
Commercial real estate	896,799	6.22	14,065	845,700	5.69	12,104
Residential real estate	118,088	4.63	1,368	112,872	4.27	1,205
Home equity loans	75,310	6.15	1,169	68,735	6.76	1,168
Commercial and industrial	135,271	7.13	2,431	144,528	7.39	2,685
Consumer loans	3,085	7.86	61	3,505	9.16	81
Tax-exempt loans	20,936	4.58	242	18,799	4.00	189
Total loans, net of unearned income*	1,249,489	6.14	19,336	1,194,139	5.81	17,432
Other earning assets	49,850	4.07	511	52,988	5.02	669
Total earning assets	1,904,066	4.98	23,910	1,861,456	4.78	22,351
Cash and due from banks	13,625			13,747
Accumulated other comprehensive loss, net of tax	(49,245)			(60,390)
Allowance for credit losses on loans	(9,251)			(9,166)
Other assets	42,675			42,877
Total assets	$1,901,870			$1,848,524

Liabilities and Shareholders' Equity
Interest-bearing deposits:
Interest-bearing demand	$390,228	0.96%	941	$373,270	1.05%	982
Municipals	161,676	3.47	1,413	166,210	4.32	1,807
Money market	264,568	2.67	1,780	251,758	3.14	1,985
Savings	278,339	1.28	898	273,473	1.28	882
Time < $100	169,545	3.32	1,421	177,265	4.00	1,781
Time $100 through $250	149,798	3.67	1,388	156,535	4.52	1,780
Time > $250	57,776	3.76	547	46,783	4.57	538
Total interest-bearing deposits	1,471,930	2.26	8,388	1,445,294	2.69	9,755
Short-term borrowings	50,752	3.47	444	20,667	2.65	138
Long-term debt	—	—	—	33,261	4.75	404
Subordinated debt	39,241	9.35	938	39,045	9.39	937
Total borrowings	89,993	6.09	1,382	92,973	6.33	1,479
Total interest-bearing liabilities	1,561,923	2.48	9,770	1,538,267	2.91	11,234
Non-interest-bearing deposits	199,991			190,335
Other liabilities	13,754			15,489
Shareholders' equity	126,202			104,433
Total liabilities and
shareholders' equity	$1,901,870			$1,848,524
Net interest rate spread		2.50%			1.87%
Margin/net interest income		2.95%	$14,140		2.38%	$11,117
Tax-exempt securities and loans were adjusted to a tax-equivalent basis and are based on the Federal corporate tax rate of 21%
Non-accrual loans and investment securities are included in earning assets.
* Includes loans held-for-sale

QNB Corp. (Consolidated)
Average Balances, Rate, and Interest Income and Expense Summary (Tax-Equivalent Basis)

	Twelve Months Ended
	December 31, 2025			December 31, 2024
	Average	Average		Average	Average
	Balance	Rate	Interest	Balance	Rate	Interest
Assets
Investment securities:
U.S. Treasury	$20,741	4.18%	$867	$11,682	5.00%	$584
U.S. Government agencies	75,964	1.18	896	80,332	1.17	942
State and municipal	105,014	2.80	2,936	106,806	3.39	3,623
Mortgage-backed and CMOs	349,007	2.41	8,408	357,977	2.68	9,580
Corporate debt securities and mutual funds	65,358	6.42	4,198	17,560	5.76	1,012
Equities	—	—	—	4,269	3.88	166
Total investment securities	616,084	2.81	17,305	578,626	2.75	15,907
Loans:
Commercial real estate	875,917	5.96	52,194	810,525	5.53	44,805
Residential real estate	115,890	4.47	5,177	110,320	4.12	4,542
Home equity loans	71,280	6.32	4,508	65,714	6.81	4,475
Commercial and industrial	139,423	7.35	10,248	141,998	7.52	10,682
Consumer loans	3,266	7.82	255	3,635	8.12	295
Tax-exempt loans	19,682	4.32	850	18,507	3.90	721
Total loans, net of unearned income*	1,225,458	5.98	73,232	1,150,699	5.69	65,520
Other earning assets	58,275	4.37	2,548	59,734	5.36	3,199
Total earning assets	1,899,817	4.90	93,085	1,789,059	4.73	84,626
Cash and due from banks	14,186			13,847
Accumulated other comprehensive loss, net of tax	(56,407)			(65,087)
Allowance for credit losses on loans	(9,140)			(8,965)
Other assets	43,281			41,709
Total assets	$1,891,737			$1,770,563

Liabilities and Shareholders' Equity
Interest-bearing deposits:
Interest-bearing demand	$381,199	0.97%	3,706	$346,590	0.93%	3,225
Municipals	159,245	3.76	5,993	146,446	4.64	6,794
Money market	259,201	2.82	7,312	237,071	3.45	8,181
Savings	279,212	1.29	3,591	285,011	1.28	3,651
Time < $100	176,438	3.57	6,291	170,998	3.98	6,808
Time $100 through $250	154,087	3.95	6,088	145,022	4.53	6,570
Time > $250	53,694	4.01	2,152	49,831	4.51	2,247
Total interest-bearing deposits	1,463,076	2.40	35,133	1,380,969	2.71	37,476
Short-term borrowings	56,582	3.72	2,103	48,526	2.37	1,148
Long-term debt	8,795	4.74	423	27,869	4.67	1,322
Subordinated debt	39,167	9.44	3,750	13,262	9.34	1,260
Total borrowings	104,544	6.00	6,276	89,657	4.16	3,730
Total interest-bearing liabilities	1,567,620	2.64	41,409	1,470,626	2.80	41,206
Non-interest-bearing deposits	194,892			188,525
Other liabilities	14,443			14,195
Shareholders' equity	114,782			97,217
Total liabilities and
shareholders' equity	$1,891,737			$1,770,563
Net interest rate spread		2.26%			1.93%
Margin/net interest income		2.72%	$51,676		2.43%	$43,420
Tax-exempt securities and loans were adjusted to a tax-equivalent basis and are based on the Federal corporate tax rate of 21%
Non-accrual loans and investment securities are included in earning assets.
* Includes loans held-for-sale

QNB Corp.
Consolidated Selected Financial Data (unaudited)
Impact of Merger-Related Costs--GAAP to Non-GAAP Meaure Reconciliation

(Dollars in thousands, except per share data)
	Three months ended,			Twelve months ended,
For the period:	12/31/2025	12/31/2024	Variance	12/31/2025	12/31/2024	Variance
Net income (GAAP)	$3,981	$3,051	$930	$14,090	$11,448	$2,642
Merger-related costs	619	—	619	1,138	—	1,138
Income tax benefit	(27)	—	(27)	(27)	—	(27)
Merger-related costs, net of tax	592	—	592	1,111	—	1,111
Net income excluding impact of merger-related costs (Non-GAAP)	$4,573	$3,051	$1,522	$15,201	$11,448	$3,753

Share and Earnings Per Share (EPS) Data:
Basic:
EPS using Net income (GAAP)	$1.07	$0.83	$0.24	$3.79	$3.12	$0.67
EPS using Net income excluding impact of merger-related costs (Non-GAAP)	$1.22	$0.83	$0.39	$4.08	$3.12	$0.96
Fully-diluted:
EPS using Net income (GAAP)	$1.06	$0.83	$0.23	$3.78	$3.12	$0.66
EPS using Net income excluding impact of merger-related costs (Non-GAAP)	$1.22	$0.83	$0.39	$4.08	$3.12	$0.96

Average common shares outstanding -basic	3,730,591	3,688,078		3,715,806	3,672,251
Average common shares outstanding -diluted	3,745,230	3,695,518		3,729,246	3,673,697

Selected Ratios:
Return on Average Assets (ROAA):
ROAA using Net income (GAAP)	0.83%	0.66%	17 bp	0.74%	0.65%	9 bp
ROAA using Net income excluding impact of merger-related costs (Non-GAAP)	0.95%	0.66%	29 bp	0.80%	0.65%	15 bp
Return on Average Equity (ROAE):
ROAE using Net income (GAAP)	12.52%	11.62%	90 bp	12.28%	11.78%	50 bp
ROAE using Net income excluding impact of merger-related costs (Non-GAAP)	14.38%	11.62%	276 bp	13.24%	11.78%	146 bp